UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2008

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employee Identification No.)

Woodland Park 2201 Cooperative Way Herndon, VA	20171-3025 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 709-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 14, 2008, National Rural Utilities Cooperative Finance Corporation (“National Rural”) entered into a credit agreement that provides committed revolving credit availability for commercial paper back-up and general corporate purposes.  National Rural entered into a $1,500 million 364-day credit agreement that expires on March 13, 2009, with a syndicate of fifteen banks and the Bank of Nova Scotia, N.A., as administrative agent.  The March 14, 2008 364-day facility represents an increase of $375 million as compared to the March 16, 2007 364-day facility.  Any amount outstanding under the March 14, 2008 364-day credit facility may be converted to a one-year term loan at maturity.  The agreement requires National Rural to comply with maximum leverage and minimum times interest earned ratio (“TIER”) covenants as defined in the agreements and which are identical to the maximum leverage and minimum TIER covenants in the five-year credit agreements dated March 22, 2006 and March 16, 2007, and the terminated 364-day agreement dated March 16, 2007.  The agreement does not contain a material adverse change provision.  If National Rural were to borrow funds under the agreement, it would be required to repay the amount borrowed plus interest at rates specified in the agreement.  Upfront fees of $147,000 were paid to the banks for the $375 million increase in the March 14, 2008 364-day credit agreement and National Rural will pay quarterly fees to the banks as determined by pricing matrices in the agreement.

Each of the banks acknowledged that it has, independently and without reliance upon the administrative agent or any of the other banks, and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into these agreements.

In the 364-day revolving credit agreement, National Rural has the right, subject to certain terms and conditions, to increase the aggregate amount of the commitments in multiples of $5 million, provided that the amount of such increase when added to the aggregate amount of all such prior increases in the commitments on or after the effective date of the contract does not exceed $250 million.

On March 14, 2008, National Rural terminated the existing $1,125 million 364-day revolving credit agreement which was scheduled to expire March 14, 2008.

National Rural’s five-year credit agreements totaling $1,025 million dated March 22, 2006 and $1,125 million dated March 16, 2007, are still in effect and expire on March 22, 2011 and March 16, 2012, respectively.

National Rural has not borrowed under the 364-day facility that was terminated on March 14, 2008.

At March 14, 2008, National Rural had the ability to borrow a total of $3,650 million under the three revolving credit facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By:/s/ Steven L. Lilly
      Steven L. Lilly
  Senior Vice President and Chief Financial Officer

Dated:  March 14, 2008